IAS Announces Exclusive, First to Market Partnership with X to Provide Pre-Bid Brand Safety and Suitability

Brand Safety & Suitability Optimization controls to provide advertisers with greater confidence across X

New York, NY – August 8, 2023- Integral Ad Science (Nasdaq: IAS), a leading global media measurement and optimization platform, today announced an exclusive partnership with X to provide advertisers with its industry-leading pre-bid Brand Safety and Suitability product across the social media platform.

“At X, balancing free expression and platform safety is our number one priority - and we are proving these two things are not at odds,” stated Linda Yaccarino, CEO, X.
“Growing our partnership with IAS offers brands a new level of protection and transparency as they continue to grow on X.”

Powered by cutting-edge, machine learning technology, IAS’s pre-bid Brand Safety and Suitability product provides marketers with greater control and optimization of quality media investments. IAS will now provide valuable third-party affirmation that brands running ads on X are appearing in brand safe and suitable environments as defined by the Global Alliance for Responsible Media (GARM) framework.

"By activating IAS’s pre-bid optimization solutions, marketers can ensure their campaigns prioritize only quality inventory that is brand safe and suitable," said Lisa Utzschneider, CEO, IAS. “We’re proud to be the first and only pre-bid brand safety and suitability partner with X and look forward to furthering the company's commitment to transparency by giving marketers greater control through solutions that safeguard a brand's interests and drive brand equity.”

IAS’s data-backed brand safety and suitability products help ensure high quality media placements, further demonstrating IAS’s commitment to bringing even greater trust and transparency to all aspects of the digital measurement landscape.

With this expansion, IAS leads the industry in providing end-to-end support for marketers on X, with a full array of solutions from measurement to optimization.

About Integral Ad Science

Integral Ad Science (IAS) is a leading global media measurement and optimization platform that delivers the industry’s most actionable data to drive superior results for the world’s largest advertisers, publishers, and media platforms. IAS’s software provides comprehensive and enriched data that ensures ads are seen by real people in safe and suitable environments, while improving return on ad spend for advertisers and yield for publishers. Our mission is to be the global benchmark for trust and transparency in digital media quality. For more information, visit integralads.com.

Contact: press@integralads.com